Exhibit 5

November 18, 2002

Board of Directors
J. C. Penney Corporation, Inc.
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024-3698

Ladies and Gentlemen:

As General Counsel of J. C. Penney Corporation, Inc., a Delaware corporation (“Company”) and J. C. Penney Company, Inc., a Delaware corporation (“Co-Obligor”), I am familiar with the Certificates of Incorporation of the Company and Co-Obligor, as restated or otherwise amended, and their Bylaws, as amended.

I am also familiar with the corporate proceedings of both Company and Co-Obligor taken to authorize: (a) the issuance, pursuant to the Indenture dated as of April 1, 1994, as supplemented as of January 27, 2002 among the Company, Co-Obligor and U.S. Bank National Association, as trustee (said Indenture, as so amended, referenced in this opinion as “Indenture”), and the offer to exchange (“Initial Exchange Offers”) up to $810,731,000 principal amount of 9.000% Notes Due 2012 (“New Notes”) for any and all of the Company’s outstanding 6.125% Notes Due 2003, 7.375% Notes due 2004 and/or 6.900% Debentures Due 2026 pursuant to an exemption under §4(2) of the Securities Act of 1933, as amended (“Securities Act”); (b) the Dealer Manager Agreement dated June 26, 2002 among Company, Co-Obligor, Salomon Smith Barney Inc., Fleet Securities, Inc., and Wachovia Securities, Inc. (“Dealer Manager Agreement”); (c) the Registration Rights Agreement dated July 26, 2002 among Company, Co-Obligor, Salomon Smith Barney Inc., Fleet Securities, Inc., and Wachovia Securities, Inc. (“Registration Rights Agreement”); (d) the issuance of $230,203,000 principal amount of New Notes, pursuant to the Initial Exchange Offers; (e) the subsequent registration under the Securities Act of $230,203,000 principal amount of 9.000% Notes Due 2012 (“Registered Notes”) to be offered in exchange for the New Notes (“Second Exchange Offer”); and (f) the issuance of $230,203,000 of Registered Notes pursuant to the Second Exchange Offer.

In connection with the foregoing, I have examined executed counterparts of the Indenture, the Dealer Manager Agreement dated June 26, 2002; the Registration Rights Agreement; and the Offering Memorandum which the Initial Exchange Offers were made. I have also examined the Registration Statement on Form S-4 (“Registration Statement”) in the form being filed by the Company and Co-obligor with the Securities and Exchange Commission on this date for the registration under the Securities Act of the Registered Notes for an exchange offering to be made to the holders of the New Notes. In addition, I have examined such other documents and records as I have deemed appropriate for the purpose of this opinion.

Based on the foregoing, I am of the opinion that:

1.
The execution and delivery of the Indenture and the issuance and sale of the New Notes and of the Registered Notes have been validly authorized by the Company and Co-obligor and the Indenture constitutes a valid and binding obligation of the Company and Co-Obligor in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.
The Registered Notes are validly issued and constitute valid and binding obligations of the Company and Co-Obligor in accordance with their terms and the terms of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and to general equity principles.

I hereby consent to the reference to me under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

Charles R. Lotter
General Counsel

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